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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Nashua Corporation of our report dated July 15, 1998 relating to the financial statements of the Nashua Corporation Employees' Savings Plan for the year ended December 31, 1997 included with this Form 11-K. We also consent to the incorporation by reference in the Registration Statement on Form S-8 of Nashua Corporation of our report dated July 15, 1998 relating to the financial statements of the Nashua Corporation Employees' Savings Plan for Specified Hourly Employees for the year ended December 31, 1997 included with this Form 11-K.




Pricewaterhouse Coopers LLP
Boston, Massachusetts
July 16, 1998